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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

TD Banknorth, Inc.

(Name of Registrant as Specified In Its Charter)

The Toronto-Dominion Bank

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

This filing relates to a planned going-private transaction between The Toronto-Dominion Bank (“TD”) and TD Banknorth Inc. (“Banknorth”) pursuant to the terms of an Agreement and Plan of Merger, dated as of November 19, 2006, among TD, Banknorth and Bonn Merger Co., a newly formed Delaware corporation and a wholly-owned subsidiary of TD.
On November 20, 2006, Banknorth made a PowerPoint presentation to investors.

Going-Private Transaction William J. Ryan Chairman and CEO November 20, 2006 November 20, 2006 November 20, 2006 November 20, 2006

Note on Forward-Looking Information This presentation contains "forward-looking statements." Such statements include, but are not limited to, statements relating to anticipated financial and operating results, the companies' plans, objectives, expectations and intentions and other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "should," "may," and other similar expressions. Such statements are based upon the current beliefs and expectations of TD Bank Financial Group's and TD Banknorth's management and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward- looking statements. The following factors, among others, could cause or contribute to such material differences: change in general economic conditions; the performance of financial markets and interest rates; the ability to obtain the approval of the transaction by TD Banknorth stockholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and schedule; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and Canada; acts of terrorism; and war or political instability. Additional factors that could cause TD Bank Financial Group's and TD Banknorth's results to differ materially from those described in the forward-looking statements can be found in the 2005 Annual Report on Form 40-F for TD Bank Financial Group and the 2005 Annual Report on Form 10-K of TD Banknorth filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's Internet site (http://www.sec.gov).

Transaction Summary

Why Go Private Now? Represents the best option/value for TD Banknorth's minority shareholders. Operating environment continues to be challenging. Margin compression has placed continued pressure on earnings. Strategic rationale for maintaining TD Banknorth's stock as acquisition currency no longer exists. Minority shareholders have expressed an interest in a going- private transaction. Cash price is fair to TD Banknorth shareholders and eliminates uncertainty with respect to future market fluctuations.

Transaction Pricing and Comparables Notes: 1 Includes all U.S. bank and thrift acquisitions since January 1, 2004 with deal value greater than $1 billion. 2 Based on low end of management guidance of $2.05/share. 3 BNK stated Tangible Book Value per share at September 30, 2006. 4 Core deposits exclude CDs over $100,000 5 Stock price as of November 17, 2006

Next Steps For Shareholders Merger proxy anticipated to be distributed in the first quarter of 2007. Shareholder vote and subsequent closing anticipated to occur in March or April of 2007.

Additional Information About the Transaction In connection with the proposed merger, TD Banknorth will file a proxy statement with the Securities and Exchange Commission. Stockholders of TD Banknorth are urged to read the proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement as well as other filings containing information about TD Bank Financial Group and TD Banknorth, when available, without charge, at the Securities and Exchange Commission's Internet site (http://www.sec.gov). In addition, copies of the proxy statement can be obtained, when available, without charge, by directing a request to TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations, (416) 308- 9030, or to TD Banknorth Inc., Two Portland Square, P.O. Box 9540, Portland, ME 04112-9540, Attention: Investor Relations, (207) 761-8517. TD Bank Financial Group, TD Banknorth, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TD Bank Financial Group's directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2005, which was filed with the Securities and Exchange Commission on December 12, 2005, and its notice of annual meeting and proxy circular for its most recent annual meeting, which was filed with the Securities and Exchange Commission on February 24, 2006. Information regarding TD Banknorth's directors and executive officers is available in TD Banknorth's proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 30, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement, the Schedule 13E-3 transaction statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

Going-Private Transaction